Exhibit 10.2

AGREEMENT FOR GREENERY CONSULTANCY

Agreement between:

GLORIOUS PIE LIMITED (the "Company"), a company incorporated with limited liability in the British Virgin Islands having its registered office at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands;

AND

_______________ (the "Client"), a company incorporated [with limited liability] under the laws of the PRC (as defined in Clause 1 below) having its registered office at

WHEREAS:

A.  The Company specializes in the provision of greenery consultancy services and trading business, inter alia, provision or arrangement of personnel for landscape and ecological improvement projects.

B.  The Client specializes in landscape engineering and ecological improvement-related works mainly in Guangdong Province, PRC.

C.  The Client has entered and/or shall enter into various agreements with various third party end-users (the "End-users") of a 10-year period from 2006 to 2016 under which it shall carry out a series of landscaping and ecological improvement-related construction works (the "Work") in Guangdong Province, PRC (the "Projects" and each of them the "Project").

D.  The Client agrees to appoint the Company to provide relevant personnel through the Service Providers (as defined in Clause 1 below) and relevant greenery consultancy services to assist the Client in staffing the Projects (the "Services") in accordance with a specified Term Sheet (as defined in Clause 1 hereunder)

E.  The Company agrees to carry out and complete the Services in consideration of the Client paying to the Representative (as defined in Clause 1 hereunder) appointed by the Company the sums and in the manner as provided in Clause 5 under this Agreement.

F.  The Company shall procure the Client and the Service Provider to go into a separate agreement as a memorandum to this Agreement, which shall set out the terms between the two parties in accordance with this Agreement (the "Separate Agreement(s)") in respect of the scope of work. The Separate Agreements are governed by and executed according to the laws of the PRO and would only come into effect when the Company is declared bankrupt or sued by any party in any legal proceedings (a "Triggering Event"). The purpose of signing the Separate Agreements is to mitigate the risks of having uncompleted Work. The signing of the Separate Agreements do not preclude the Client from claiming damages and compensation of loss from the Company while the Company is not a party of the Separate Agreements.

In consideration of the mutual promises herein contained and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1	For the purpose of this Agreement the following words and expressions shall have the respective meaning assigned to them:

"Agreement"	means this Agreement for Greenery Consultancy as originally executed or as it may from time to time be amended or supplemented;

"Business Day"	means a day (excluding Saturday, Sunday or any day on which a tropical cyclone warning signal no. 8 or above or a black rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are generally open for business in Hong Kong and the PRC;

"China' or "PRO"	means the People's Republic of China;

"Commencement Date"	means the date of this Agreement;

"Consideration"	means the consideration net of any tax or levy for the provision of the Services to be specified in the Term sheet for each Project and which is to be paid in RMB or any other currency acceptable by the party being paid;

"Hong Kong"	means the Hong Kong Special Administrative Region of PRO;

"Party"	means the Company or the Client;

"Parties"	means the Company and the Client;

"Representative"	means the individual appointed by the Company to receive payment on its behalf;

"RMB"	means Renminbi, the lawful currency of PRC;

"Service Fees"	means the amounts described as set out in the Term Sheet;

"Service Provider(s)"	means architects, landscape designers, engineers, construction workers and other workers who are required to carry out landscape and ecological improvement work under the Client's project:

"Term"	means the effective term of this Agreement as defined in Clause 3 of this Agreement.

	"Term Sheet"	means the term sheet to be supplied by the Client tc the Company specifying the Consideration, completion arrangements, list of tasks and types and number of personnel required for each Project, in the form set out in Schedule I of this Agreement.

1.2	In this Agreement:

(a)	All references to clauses, sub-clauses and Schedules are to clauses, sub-clauses and Schedules of this Agreement.

(b)	Words importing the singular number only shall include the plural number and vice versa; words importing the masculine gender only shall include the feminine gender; and words importing persons shall include corporations, firms, partnerships, bodies corporate, corporations, associations, joint ventures, organisations and trusts (in each case whether or not incorporated and whether or not having a separate legal personality)

(c)	The clause headings in this Agreement are inserted for ease of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	References to this Agreement or any other document include references to this Agreement, its recitals and the Schedules or such other document as varied, supplemented and/or replaced in accordance with this Agreement from time to time

(e)	References to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective lawful successors, permitted assigns or transferees.

(f)	References to "writing" include telex, e-mail and facsimile transmission legibly received except in relation to any certificate, report, notice or other document which is expressly required by this Agreement to be signed, and "written" has a corresponding meaning.

(g)	In the case of conflict or ambiguity between any provision contained in the body of this Agreement and any provision contained in any Schedule, the provision in the body of this Agreement shall take precedence.

2	APPOINTMENT

The Client hereby appoints the Company, and the Company hereby agrees, to carry out and complete the Services upon the terms and conditions of this Agreement.

3	TERM

This Agreement shall commence on the Commencement Date and shall continue for a period of ten (10) years or otherwise its termination pursuant to Clause 9.

4	SCOPE OF WORK AND RESPONSIBILITIES OF THE PARTIES

4.1	The Company shall, in carrying out the Services as generally categorised and set out in its Statement of Work pursuant to Schedule II, exercise due care and skill and act in a professional manner and shall use its best endeavours to procure that all its employees and agents do likewise.

4.2	The Company shall provide greenery consultancy services, and/or arrange for/ procure a Service Provider who shall provide, personnel which are suitably skilled and appropriately experienced and qualified to perform the tasks required in each of the Projects, as specified by the Client in the Term Sheet, in a competent and workmanlike manner in accordance with applicable industry standards.

4.3	At the time of engagement of the Service Provider, the Company shall pay for the Service Provider on its own account (the 'Company's Services") whereas the Client's payment of consideration to the Company would be separated from and independent of any legal obligation between the Company and the Service Provider in accordance with Clause 5 and the relevant Term Sheets unless the Separate Agreement comes into effect due to happening of a Triggering Event.

4.4	The Company shall use its reasonable endeavours to comply, or to procure the Service Provider to comply, with the task requirements as specified by the Client in the relevant Term Sheet,

4.5	The Service Provider shall provide consultancy services in other manpower-related matters with respect to each of the Projects from time to time and whenever necessary throughout the duration of the Client's Projects.

4.6	The Client shall provide a list of job responsibilities of the Company, of which shall be then provided to the Service Provider by the Company, specified in the Term Sheet.

4.7	The Client shall enter into the Separate Agreement with the Service Provider in the terms which are to be agreed by the Client and the Service Provider under the facilitation of the Company The Separate Agreements should only be treated as memoranda to this Agreement and should not take any effect until a Triggering Event has occurred. In case of the occurrence of a Triggering Event, the performance of Work by the Company would cease immediately and only at this point of time the Separate Agreements should come into force,

4.8	The Client shall make the necessary payments to the Company promptly in accordance with Clause 5 and the payment date as stipulated in the Term Sheet.

5	CONSIDERATION & PAYMENT

5.1	In consideration of the Company's Services, the Client shall pay to the Company the Consideration to be stipulated in the Termsheet and all reasonable out of pocket expenses of any) in accordance with the commercial terms and payment terms as detailed in the Separate Agreement.

5.2	The Company shall send its staff to check for the quality of completion of the Project(s) together with the Client. The Client shall pay for the Company's Services within 90 days upon the completion of the Project(s) to the satisfaction of the Client.

5.3	The Company shall be entitled to the receivables from the Client for the percentage of Work completed. The date of payment of such Work is stated in the Termsheets and unless the Company is not satisfied with the quality of Work completed and/or the Client has not fulfilled the terms and conditions specified under the Termsheets.

6	STATUS OF THE COMPANY

6.1	In carrying out the Services, the Company shall, at its own costs and expenses, conform with all relevant laws and regulations applicable to it.

6.2	The Company is appointed by the Client hereunder only for the purposes and to the extent stated in this Agreement.

7.	WARRANTIES & LIABILITIES

7.1	Subject to the limitations in Clause 8, each party (called the Indemnifying Party in this Clause) shall indemnify and keep indemnified the other party (called the Indemnified Party in this Clause) against any and all losses, costs, expenses, claims, demands, proceedings, damages and other liabilities incurred or suffered by the Indemnified Party as a result of any breach of warranty given in this Agreement by the Indemnifying Party.

7.2	The Company represents, warrants and undertakes to the Client that:

(a) it will undertake the Services with reasonable skill and care;

(b) it will engage competent and well-qualified staff in sufficient number for provision of the Services; and

(c) the Services will be provided in a timely and professional manner and in accordance with the Client's manpower requirements and project schedule and will conform to the standards generally observed in the industry for similar services;

8.	LIMITATION OF LIABILITIES

8.1	Neither party excludes or limits its liability to the other party in respect of:

(a) death or personal injury or otherwise to the extent prohibited by applicable law;

(b) any fraud or for any sort of liability that by law, cannot be limited or excluded; or

(c) any loss or damage caused by a deliberate breach of this Agreement.

8.2	Subject to Clause 8.1 above, in no event will either party's total liability based on contract or tort or negligence or statutory liability arising out of or in connection with this Agreement exceed 100% of the total Service Fees payable to the Company by the Client for the Services provided under the terms of this Agreement.

8.3	It is hereby expressly agreed that in no event shall any party be liable to the other party for consequential, collateral, special, incidental or indirect damages (such as, without limitation, loss of revenue, loss of profits, loss of business, loss of goodwill) or any punitive or exemplary damages of any kind whatsoever, even if advised of the possibilities of such damages in advance.

9	TERMINATION

9.1	Either party (the 'Non-Defaulting Party") may terminate this Agreement forthwith by giving written notice to the other party (the "Defaulting Party") if the Defaulting Party:-

(a)	defaults in the performance of any of its obligations under this Agreement and such default (being capable of remedy) is not remedied within fifteen (15) days after the Non-Defaulting Party has given written notice requiring the Defaulting Party to remedy the same;

	(b)	defaults in the performance of any of its obligations under this Agreement which by its nature cannot be remedied:

	(c)	engages directly or indirectly in any attempt to defraud the Non-Defaulting Party;

	(d)	is unable to pay all or any of its debts as they become due or if becomes insolvent or makes any assignment for the benefit of its creditors;

	(e)	is liquidated or dissolved or any proceedings are commenced by, for or against it under any bankruptcy, insolvency laws or law providing for the appointment of a receiver or trustee in bankruptcy; or

	(f)	in the case of the Service Provider, acts dishonestly or persistently neglects its duties hereunder or refuses to comply with any reasonable instructions or directions given by the Client in relation to the carrying out of the Services. Neither termination nor expiration of this Agreement shall release either party from any obligation to pay any monies due to the other party or operate to discharge any liability incurred by either party prior to such termination or expiration.

9.2	Each party shall give the other notice in writing of any change in its name or address.

10	ASSIGNABILITY

Neither party may assign any of its rights or benefits, or transfer or purport to transfer any of its duties or obligations, under this Agreement to any third party without the prior written consent of the other party. Any such attempted assignment or transfer shall be null and void.

11	WAIVER

No single or partial exercise of or failure or omission to exercise or delay in exercising any right, power, claim or remedy vested in any party under or pursuant to this agreement or otherwise shall affect, prejudice or constitute a waiver by such party of such or any other right, power, claim or remedy,

12	ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Parties in relation to the transactions contemplated by this Agreement, and supersedes and cancels in all respects all previous letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties with respect to the subject matter of this Agreement, whether such be written or oral.

13	AMENDMENT

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties to this Agreement.

14	SEVERABILITY

If at any time one or more of the provisions of this Agreement is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions of this Agreement shall not thereby in any way be affected or impaired.

15	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by either Party on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

16	TIME

Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned in this Agreement and as to any date and period which may by written agreement between or on behalf of the Parties be substituted for them.

17	COSTS AND EXPENSES

Each party shall bear all its own legal and professional fees, costs and expenses of and incidental to the negotiation, preparation, execution and completion of this Agreement.

18	NOTICES

18.1	All notices, requests, demands and other communications required to be given or made under this Agreement shall be in writing and delivered or sent to the other party by hand or by registered mail (air-mail, if outside the sender's country or territory) or by facsimile or email confirmed in writing by registered mail dispatched within twenty-four (24) hours of the facsimile or email dispatch in question, and shall be addressed to the appropriate party at the address set out in this Agreement or to such other address as such party hereto may from time to time designate to the others of them in writing.

18.2	Any notice, request, demand or other communication given or made to the relevant party shall be deemed to have been received in the case of communications in writing and delivered by hand on the date of delivery against written receipt, in the case of written communications sent by registered mail on the date which is two (2) business days in the case of local mail or five (5) business days in the case of overseas mail after the mailing thereof, and in the case of a facsimile or e-mail one (1) day after the date of dispatch thereof.

19	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in all respects in accordance with, the laws of Hong Kong and the parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE  I

TERM SHEET

Name of Project:

Client: [ ☐]

Consideration:

Payment Date:

Task Specifications:

Types of Tasks:   Detailed Tasks:

[Task Type I in Chinese in accordance with terms used in the separate agreement]

[tasks  translated  into  English]

[Task Type 2]

Project Specifications:

Types & Number of :
Personnel

Completion Date       :On / Before [●]

Project Location(s)     : [●]

SCHEDULE II

STATEMENT OF WORK

In consideration of the payment of the Price, the Company hereby agrees to:

1.	provide greenery consultancy services;

2.
arrange, and/or assist in the arrangement of, all necessary personnel including but not limited to architects, engineers, landscape designers and construction workers required by the Client for the completion of the Projects;

3.
ensure, and/or to procure the agreement of the Service Provider to ensure, all workers it supplies to the Client comply with the landscaping project plans, schedules and tasks set out by the Client pursuant to this Agreement;

4.	provide necessary consultancy services regarding other manpower-related issues as required by the Client from time to time throughout the duration of the Client's Projects; and

all in accordance with the terms and conditions of this Agreement and in compliance with the project plan.

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by	)	For and on behalf of
Tai Chi Yip	)	GLORIOUS PIE LIMITED
its director	)
for and on behalf of	)
GLORIOUS PIE LIMITED		/s/ Tai Chi Yip

In the presence of
______________________

SIGNED by	)	For and on behalf of
___________________	)	GLORIOUS PIE LIMITED
its director	)
for and on behalf of	)
___________________		/s/

In the presence of
___________________